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                                                                     Exhibit 5.1

Pepper Hamilton LLP
Attorneys at Law
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215-981-4000
Fax 215-981-4750

                                May 10, 2001

Integrated Circuit Systems, Inc.
2435 Boulevard of the Generals
Norristown, PA 19403

          Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

          We have acted as counsel to Integrated Circuit Systems, Inc., a Pennsylvania corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of a secondary offering (the "Offering") of up to 11,500,000 shares (including 1,500,000 shares subject to the underwriters' over-allotment option) (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock") to be offered by certain selling shareholders of the Company (the "Selling Shareholders").

          The opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 filed under the Act with the Securities and Exchange Commission (the "Commission") on or about May 10, 2001; (ii) the form of underwriting agreement, filed as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement"), to be entered into by and among the Company and representatives of the several underwriters; (iii) the form of the Company's Amended and Restated Articles of Incorporation and By-Laws as currently in effect; (iv) certain resolutions of the Board of Directors of the Company relating to, among other things, the transactions giving rise to the issuance of the Shares; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
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Integrated Circuit Systems, Inc.
May 10, 2001
Page 2


          We express no opinion as to the laws of any other jurisdiction other than the Federal laws of the United States of America and the Business Corporation Law of the Commonwealth of Pennsylvania.

          Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the prospectus filed as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations promulgated thereunder.

          This opinion is furnished by us, as your counsel, in connection with the filing of the Registration Statement and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission or relied upon by any other person.

                                      Very truly yours,

                                      /s/ PEPPER HAMILTON LLP

                                      PEPPER HAMILTON LLP